Exhibit 10.1 Pipelay Asset Sale Agreement

PIPELAY ASSET SALE AGREEMENT

THIS PIPELAY ASSET SALE AGREEMENT (this “Agreement”) is entered into on the 15th day of October, 2012, by and between

(1)	HELIX ENERGY SOLUTIONS GROUP, INC., a company organized and existing under and by virtue of the laws of the State of Minnesota (the “Seller”); and

(2)	COASTAL TRADE LIMITED, a company organized and existing and by virtue of the laws of the British Virgin Islands (the “Buyer”)

(the Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS the Seller and certain of its subsidiaries are the owners of the Assets (as defined below); and

WHEREAS the Buyer wishes to purchase, or to nominate an Affiliate to purchase, and the Seller wishes to sell, the Assets on the terms and conditions set forth below;

NOW, THEREFORE for and in consideration of the premises and the mutual agreements contained herein, the Buyer and the Seller hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions. In this Agreement, unless the context otherwise requires:

(a)
“Affiliate” means, with respect to one of the Parties hereto, any other company or legal entity which (i) is owned or controlled by such Party, (ii) owns or controls such Party, or (iii) is under common ownership or control as such Party.  As used in the preceding sentence, “control” shall mean the right or ability to control more than fifty percent (50%) of the voting rights of a company or entity.

(b)	“Assets” means the Vessels and the Onshore Equipment.

(c)	“Business Day” means a day on which banks are open for business in New York City, USA and Singapore.

(d)	“Canyon” means Canyon Offshore, Inc., a Texas corporation, and each of its direct and indirect subsidiaries and branches.

(e)
“Caesar Closing” means the delivery of the Caesar and related Onshore Equipment by Seller to Buyer in accordance with the provisions hereof and the payment by Buyer to Seller of the Caesar Closing Payment.

(f)	“Closing” means, with respect to an Asset, the consummation of the purchase and sale of such Asset.

(g)	“Closing Date” means, with respect to any Asset, the date of the Closing relating to such Asset in accordance with Article 7.1.

(h)	“Closing Time” means, for purposes of each Vessel, the date and time stated on the Protocol of Delivery and Acceptance with respect to such Vessel.

Exhibit 10.1 Pipelay Asset Sale Agreement

(i)
“Confidentiality Agreement” means that certain Confidentiality Agreement effective January 5, 2012 by and between Seller and EMAS Subsea Services LLC, as amended by that certain First Amendment to Confidentiality Agreement effective October 15, 2012 by and among Seller and EMAS Subsea Services LLC.

(j)	“Damages” has the meaning given in Article 10.1.

(k)
“De Minimis Losses” means, with respect to a Vessel, Partial Losses which would not reasonably be expected to cost more than one percent (1%) of the agreed value for such Vessel set forth in Section 9.2(d) in the aggregate to repair, replace or rectify.

(l)
“Express Closing” means the delivery by Seller to Buyer of the Express and related Onshore Equipment in accordance with the terms hereof and the payment by Buyer to Seller of the Express Closing Payment.

(m)
“Gross Negligence” means conduct which a reasonable person would perceive to entail a high degree of risk of injury to others coupled with heedlessness or indifference to or disregard of the consequences; provided that such heedlessness, indifference or disregard need not be conscious.

(n)
“Group” means, in relation to a Party, (i) that Party and its Affiliates, (ii) contractors and sub-contractors of that Party and/or its Affiliates and (iii) the respective officers, shareholders, directors, agents and employees of any person within (i) or (ii) above.

(o)	“Helix Mark” means any mark, trademark, service mark, name, brand, logo, design or slogan owned by or otherwise subject to any intellectual property rights of Seller.

(p)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(q)	“Lien” means a lien, mortgage, security interest, pledge or other charge or encumbrance applicable to the Assets.

(r)
 “Onboard Equipment” means any machinery, engines, equipment, anchors, cable, pumps, tools, furniture, electrical, mechanical, or chemical, hydraulic and other systems, actually located onboard the Vessels as listed in Part B of Schedule 1 , incorporated into the Vessels or attached to the Vessels in each case at the Closing Date).

(s)	“Onshore Equipment” means the equipment belonging to the Vessels which is not located thereon, but is designated in Part A of Schedule 1.

(t)
“Outside Date” means, for a Vessel, the date that is three (3) Business Days after the date upon which the Seller’s contractual commitments for such Vessel, as of the date the Deposit is initially paid, expire, as may be postponed in accordance with Article 7.3 (or such later date as may be either (i) agreed between the Parties or (ii) if a Partial Loss occurs, required to allow Closing to occur pursuant to Article 9.2).

(u)	“Partial Loss” means any damage to or loss of any part of the Assets, but excludes De Minimis Losses and Total Losses with respect to both Vessels (but includes a Total Loss of one of the Vessels).

(v)	“Protocol of Delivery and Acceptance” means the Protocol of Delivery and Acceptance in the form of Schedule 2 to be delivered at the Closing in respect of each Vessel.

Exhibit 10.1 Pipelay Asset Sale Agreement

(w)
“Tax” means any tax, fee, levy, duty or charge, including income, export, capital gains, sales, value added, transfer, customs, stamp, registration tax, fee, levy, duty or charge, that is assessed by any country or any other governmental authority and any fines, penalties or interest with respect to the foregoing.

(x)	“Total Loss” has the meaning given in Article 9.1.

(y)	“United States Dollars” (or “US$”) means the legal currency of the United States of America.

(z)	“Vessels” means (1) the Vanuatu flag vessel “Express”, Official No. 1450 (the “Express”), and (2) the Vanuatu flag vessel “Caesar”, Official No. 1667 (the “Caesar”), plus the following:

(i)	all non-proprietary equipment operating manuals that the Seller has in its possession;

(ii)	all non-proprietary software pertaining to the Vessels except that specifically excluded below;

(iii)	all other non-proprietary technical and regulatory documents pertaining to the Vessels that the Seller has in its possession;

(iv)	the Onshore Equipment; and

(v)	the Onboard Equipment.

Notwithstanding the foregoing, for the avoidance of doubt, the Vessels shall not include:

(1)	any item of any kind which is not actually located on, incorporated in or attached to the Vessels, except as is designated above or in Schedule 1; or

(2)	any form of business management and preventive maintenance software or any other software the license to which does not allow transfer without the licensor’s consent;

(3)	any equipment or material belonging to a third party; or

(4)	any equipment described as Excluded Assets on Part C of Schedule 1.

Items included in the definition of the “Vessels”, but not located thereon, shall be delivered to the Buyer at their then current location onshore.  The Buyer shall be responsible for the payment to all licensors of any fees, expenses or costs associated with the transfer of any licensed software from the Seller or the Seller’s Affiliates to the Buyer or the Buyer’s Affiliates.

(aa)
“Wilful Misconduct” means any intentional wrongful act (or intentional wrongful failure to act) with knowledge that such act (or failure to act) is wrongful and which is intended to cause injury to a person or loss of or damage to property.

1.2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	Article headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

(b)	References to Articles and Schedules are to be construed as references to Articles of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

Exhibit 10.1 Pipelay Asset Sale Agreement

(c)	The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(d)
A reference to “law” or “regulation” includes any present or future regulation, rule, directive, requirement, request, or guideline (whether or not having the force of law) of any government entity, central bank or any self-regulatory or other supra-national authority;

(e)
The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement;

(f)	Words denoting the singular only shall include the plural and vice versa and words denoting a gender include every gender;

(g)
All references in this Agreement to contracts, agreements, and other documents shall be deemed to refer to such contracts, agreements and other documents as amended, modified and supplemented from time to time;

(h)
The exclusions and limitations of liability in this Agreement shall be given a wide interpretation in favor of the party that is the beneficiary thereof, and the contra proferentem rule shall not in any case apply to the disadvantage of the Seller.  Where general words are used in any exclusion or limitation provision in favor of a party, such words shall not be limited by the nature of this Agreement, or by the character or effect of any breach of contract, breach of duty or any other act or omission (including negligence) alleged by the other party; and

(i)
References to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or amended or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision.

2.	SALE AND PURCHASE

2.1 The Seller hereby agrees to sell, or cause its Affiliates to sell, the Assets to the Buyer, and the Buyer hereby agrees to purchase the Assets from the Seller, upon the terms and conditions set forth in this Agreement. Under no circumstances, other than in the event of a Total Loss of a Vessel, shall the sale and purchase of the Assets hereunder be divisible into separate sales and purchases of each Vessel.

2.2 By written notice to the Seller, the Buyer may nominate one or more Affiliates to take title to the respective Assets on the Closing Dates.  Despite any such nomination, the Buyer shall remain liable for all of its obligations under this Agreement.

3.	CONSIDERATION

3.1.
Sale Price.  Subject to the terms hereof, the aggregate purchase price (the “Sale Price”) to be paid by the Buyer to the Seller for the Assets is TWO HUNDRED THIRTY EIGHT MILLION TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (US$ 238,250,000).

3.2.
Deposit.  As security for the fulfilment of this Agreement, the Buyer shall within one (1) calendar day of signing of this Agreement by both Parties, pay to the Seller an amount equal to FIFTY MILLION UNITED STATES DOLLARS (US$ 50,000,000) (as it may be reduced at the Express Closing in accordance with Article 3.3 below, the “Deposit”), in immediately available funds by wiring the same to the Seller’s Bank Account.  The Deposit shall be refunded to the Buyer only

Exhibit 10.1 Pipelay Asset Sale Agreement

(a)	If each Vessel suffers a Total Loss prior to the relevant Closing as set forth in Article 9.1; and/or

(b)	If required pursuant to Article 7.3(c).

Otherwise, the Deposit shall be non-refundable.  Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation hereunder until the Deposit is paid in accordance with this Article 3.2.  If the Deposit is not paid in accordance with this Article 3.2, the Seller shall have the right to terminate this Agreement immediately by providing written notice to the Buyer.

3.3.	Closing Payments.

(a) At the Express Closing and subject to the provisions of this Agreement (including Article 9.2(d) below), the Buyer shall pay to the Seller an amount (the “ExpressClosing Payment”) equal to EIGHTY MILLION UNITED STATES DOLLARS (USD 80,000,000). Upon Seller’s receipt of the Express Closing Payment, (i) forty percent (40%) of the Deposit plus (ii) the Express Closing Payment shall be applied to the Purchase Price allocated to Express under Section 9.2(d) below, and the remaining Thirty Million United States Dollars (USD 30,000,000) shall remain with the Seller as the Deposit for Buyer’s obligation to complete the purchase of the Caesar.

(b) At the Caesar Closing and subject to the provisions of this Agreement (including Article 9.2(d) below), the Buyer shall pay to the Seller an amount (the “CaesarClosing Payment” and each of the Caesar Closing Payment and Express Closing Payment a “Closing Payment”) equal to ONE HUNDRED EIGHT MILLION TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (USD 108,250,000). Upon Seller’s receipt of the Caesar Closing Payment, the Deposit plus the Caesar Closing Payment shall be applied to the Purchase Price allocated to the Caesar under Section 9.2(d) below.

3.4.
Wire Instructions.  All payments to the Seller under this Agreement, including the Closing Payments, are to be made in United States Dollars in immediately available funds, in full, without any set-off or counterclaim whatsoever, free and clear of any deductions or withholdings, to the following bank account (the “Seller’s Bank Account”):

Account Name:                               Helix Energy Solutions Group Inc

Account Number:                               22233

Bank:                                             Amegy Bank N.A.

Location:                                       Houston, TX

ABA Number:                               113011258 (for wires within the U.S.)

SWIFT Code:                               SWBKUS44 (for wires from non-U.S. countries)

or such other account as may be designated by the Seller in writing from time to time.

3.5.
If any Closing Payment is not paid in accordance with this Agreement, the Seller shall have the right to terminate this Agreement, in which case the Deposit (together with any interest accrued thereon) shall automatically be deemed to have been forfeited by the Buyer to the Seller.  The Seller and the Buyer agree that the Deposit (together with any interest accrued thereon) represents a genuine and reasonable pre-estimate of the loss that the Seller would suffer in the event the Buyer fails to pay any Closing Payment in accordance with this Agreement.  Such Deposit is not a penalty but liquidated damages for the Seller’s loss of bargain.

Exhibit 10.1 Pipelay Asset Sale Agreement

3.6.
Each party hereto agrees to (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the purchase and sale of the Express under this Agreement, within ten (10) Business Days of the date of this Agreement, (b) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (c) use its reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 3.6 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period under the HSR Act.  The Buyer agrees to pay, within the required time period, the applicable filing fee under the HSR Act.

3.7.
Each of Buyer and Seller shall furnish the other party with such information and reasonable assistance as such other party may reasonably request in connection with its preparation of any filings under the HSR Act; provided, however, that if any provision of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party’s counsel.

4.	REPRESENTATIONS AND WARRANTIES

4.1.
Disclaimer of Warranties.  The Parties agree that on each Closing Date the applicable Assets will be delivered to the Buyer at their then-current locations and the Seller makes no representations or warranties as to what surveys, inspections or works may be required upon, or prior to operation of any of the Assets.  The descriptions of the Onshore Equipment and the Onboard Equipment in the attached Schedules are for identification purposes only and shall not constitute in any way a representation or warranty as to the capabilities or performance of the Assets listed therein. The Buyer hereby represents and warrants to the Seller that the Buyer has adequately performed its due diligence and agrees to forego any further inspection of the Assets and associated vessel or classification records and is fully satisfied with the condition and status thereof.  Except only as may be otherwise expressly stated in Article 4.3 below, the Buyer hereby acknowledges that the sale, purchase and delivery of the Assets is on an “AS IS, WHERE IS” basis, with all faults (whether or not reasonably discoverable by the Buyer or its surveyors on or before the relevant Closing) accepted by the Buyer, and that this Agreement and the sale and purchase of the Assets are WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY OR CONDITION, EXPRESSED OR IMPLIED, BY THE SELLER, AND THAT THE SELLER DOES NOT MAKE ANY WARRANTY, GUARANTY, OR REPRESENTATION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE ASSETS, INCLUDING AS TO SEAWORTHINESS, VALUE, DESIGN, OPERATION, MERCHANTABILITY, FITNESS FOR USE OR PARTICULAR PURPOSE OF THE ASSETS OR AS TO THE ELIGIBILITY OF THE ASSETS FOR ANY PARTICULAR TRADE, AND NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS AGREEMENT THE BUYER HEREBY WAIVES AS AGAINST THE SELLER AND THE SELLER GROUP ALL WARRANTIES, REMEDIES AND LIABILITIES ARISING BY LAW OR OTHERWISE (INCLUDING ON THE BASIS OF NEGLIGENCE) WITH RESPECT TO THE ASSETS.  As between the Seller and the Buyer, the execution by the Buyer of the Protocol of Delivery and Acceptance shall be conclusive proof that the Assets subject to such Protocol are in full and complete compliance with all requirements of this Agreement other than as stated in Article 4.3.

4.2.	Buyer’s Representations. The Buyer hereby represents, covenants and warrants to the Seller the following:

(a)
The Buyer is duly incorporated and validly existing under the laws of its country of incorporation and has full legal right, power and authority to enter into this Agreement and any other documents to which it is, or may become, a party which are referred to in this Agreement and to perform its obligations hereunder and thereunder.  The Buyer has power and authority to enter into and perform this Agreement and those documents and the execution and delivery of this Agreement and those documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other corporate proceeding on the part of the Buyer, including without limitation the approval of its Board of Directors or similar governing body is necessary to authorize the execution and delivery of this Agreement and any other documents relating thereto or to consummate the transactions contemplated hereby or thereby;

Exhibit 10.1 Pipelay Asset Sale Agreement

(b)
The execution or delivery of this Agreement and the other documents to which the Buyer is, or may become, a party which are referred to in this Agreement, and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.
conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which the Buyer is a party or is bound;

2.
conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of the Buyer’s certificate of incorporation, by-laws or equivalent governing instruments; or

3.	result in a violation by the Buyer of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, the Buyer.

(c)
This Agreement will be conducted in accordance with: (i) all applicable United States export and re-export controls and economic sanctions, including the International Emergency Economic Powers Act, the Export Administration Regulations and all other applicable economic sanctions laws and regulations, including the regulations set forth in 31 CFR Chapter V; and (ii) other applicable economic sanctions and export control laws in other countries in which the Buyer does business.  The Buyer warrants that it will obtain all licenses, approvals or other permissions and satisfy any conditions imposed by governmental authorities, including customs authorizations/permissions as well as export permits or licenses required by governmental authorities in the territories or countries in which the Buyer shall cause the Assets to be transported to or through, in relation to and pursuant to this Agreement.  The Buyer warrants and covenants that it will not transfer, export or re-export the items that are subject of this Agreement to: Iran, Sudan, Cuba, Syria or North Korea; entities owned or controlled by the governments of Iran or Sudan; any Cuban national, wherever located; or any individual or entity included on the List of Specially Designated Nationals and Blocked Persons maintained by the US Treasury Department’s Office of Foreign Assets Control.

(d)
The Buyer has paid, or caused to be paid, all amounts due by it or any of its Affiliates for all rentals with respect to equipment rented from the Seller Group by one or more members of the Buyer Group (the “Equipment Rent”) for all periods through and including the date of this Agreement.  The Buyer has paid, or caused to be paid, all amounts due by it or any of its Affiliates for all third party expenses and Seller Group expenses incurred by Seller Group in connection with such equipment (the “Additional Costs”)for which invoices have been issued to Buyer or any of its Affiliates by Seller or its Affiliates.

4.3.	Seller’s Representations. The Seller hereby represents, covenants and warrants to the Buyer the following:

(a)
The Seller or one or more of its wholly owned subsidiaries is the legal and beneficial owner of the Vessels (specifically, its wholly owned subsidiary, Vulcan Marine Technology LLC owns the Caesar, and its wholly owned subsidiary, Helix Vessel Holdings LLC owns the Express), the Onshore Equipment and the Onboard Equipment;

(b)
On each Closing, the Assets to be transferred to Buyer at such Closing will be transferred free of Liens, provided that it shall not be a condition precedent to Buyer’s obligation to make the relevant Closing Payment with respect to any Asset on the grounds that such Asset is subject to a Lien such Lien is being disputed by Seller, for which Seller has taken in its reasonable discretion adequate reserves;

Exhibit 10.1 Pipelay Asset Sale Agreement

(c)
The Seller is duly formed and validly existing under the laws of its country of formation and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder and to cause its applicable subsidiaries to transfer the Assets to the Buyer, as contemplated hereunder.  The Seller has power and authority to enter into and perform this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceeding on the part of the Seller, including without limitation the approval of its Board of Directors, is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(d)
For the twelve (12) month period immediately prior to the date of this Agreement, the Caesar has been operated exclusively in Mexican waters, except for the period from November 23, 2011 to December 7, 2011, during which time the Caesar was in United States waters for repairs and earned no revenues, and is as of the date of this Agreement located in Mexican waters. The Caesar has been for this period contracted to Constructora Subacuatica Diavaz, S.A. de C.V., a Mexican corporation, and all of the revenues earned under such contract have been earned in Mexico.

(e)	The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.
conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which the Seller is a party or is bound;

2.	conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of the Seller’s certificate of formation, by-laws or equivalent governing instruments; or

3.	result in a violation by the Seller of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, the Seller.

5.	CERTAIN COVENANTS

5.1.	Condition of Assets for Purposes of Closing.

(a)
The Buyer hereby represents and warrants to the Seller that the Buyer (or its appointed representative) has inspected the Assets (including the Onboard Equipment and the Onshore Equipment) and associated DNV or ABS classification records as the case may be and accepts and is fully satisfied with the condition and status thereof.  The Parties agree that there is to be no further inspection of the Assets or their records prior to Closing. The Buyer shall perform a condition survey of the Vessels by London Offshore Consultants (the “Survey”) within three (3) Business Days following the Deposit being made.

(b)
The Seller agrees that the Assets to be transferred to Buyer on a particular Closing Date, shall be in, at such Closing Date, substantially the same overall condition, irrespective of any class conditions or recommendations, as at the time of Survey, fair wear and tear excepted and subject to De Minimis Losses (“Initial Condition”).  The Initial Condition shall be established and evidenced by a survey of the Assets conducted at the Buyer’s expense by London Offshore Consultants, Inc. (“London Offshore Consultants”) within seven (7) Business Days following the date the Deposit is made. The Buyer shall provide written notice to the Seller prior to the relevant Closing in the event that the Buyer believes that the Assets to be transferred at such Closing are not in the Initial Condition.  Any such notice shall specifically list the deficiencies claimed by the Buyer and must be subject to reasonable verification by the Seller (with any actual deficiencies referred to herein as “Deficiencies”).  In the event the Buyer notifies the Seller of Deficiencies, such Deficiencies shall be subject to the provisions of Article 9.2.  Under no circumstances shall the Seller be liable or obligated before or after the relevant Closing Date to the Buyer with regard to the physical condition of the Assets transferred at such Closing unless otherwise stated in Article 4.3, and the Buyer hereby agrees that all rights it may otherwise have in connection therewith shall be automatically and irrevocably waived from and after Closing without any further act of the Buyer or the Seller.

Exhibit 10.1 Pipelay Asset Sale Agreement

(c)
Subject to (i) the payment of the Deposit by the Buyer pursuant to Article 3.2 hereto, (ii) the Buyer signing the Seller’s letters of indemnity in the form set out in Schedule 3 to this Agreement, and (iii) the Buyer providing the Seller with written evidence that the Buyer has procured suitable insurance (including waiver of subrogation in favor of the Seller’s Group) to adequately cover the risk of injury to, illness or death of such representatives, the Buyer shall have the right to put one (1) representative on board each of the Vessels at the Buyer’s own cost, risk and liability after the date the Deposit is paid to confirm that the Assets are in the Initial Condition and to familiarize themselves with the operations of the Vessels; provided, however, that any such attendance shall not be conducted in such a way as to interfere in any material respect with the operation of the Assets.  In the event the Closing of the sale and purchase of the Assets does not take place for any reason, the Buyer shall immediately remove, at the Buyer’s expense, any person the Buyer has placed on the Vessels.  Prior to the Closing the Seller shall have the right to remove the Buyer’s representatives for any reason and the Buyer shall have the right to replace such representatives at the Buyer’s cost.

(d)
For the avoidance of doubt, the Buyer agrees that no re-activation of any kind of any part of the Assets shall be required on the part of the Seller in order for the Assets to be in the Initial Condition.  There shall be no testing of the functionality of any part of the Assets prior to delivery.  For the avoidance of doubt, any deterioration of the Assets due to corrosion shall be treated as fair wear and tear.

5.2.	Marketing of the Vessels

Following the payment of the Deposit, the Parties agree they shall work together to market the Vessels, provided that Seller shall provide information reasonably requested by Buyer and shall not be required to participate in or make expenditures in regard to bidding on any projects

6.	CONDITIONS PRECEDENT

6.1.
Buyer’s Conditions Precedent.  The obligations of the Buyer to consummate the transactions to be performed by it in connection with a Closing are, in all respects, subject to satisfaction (or waiver by the Buyer) of the condition precedent that the representations and warranties of the Seller set forth in Article 4.3 shall be true and correct in all material respects as of the relevant Closing Date with the same force and effect as if such representations and warranties had been made at and as of such Closing Date.  Buyer agrees that, except as provided above and in Article 7.3(c) and 9.1, there shall be no other conditions to the Buyer’s obligations to close the transactions contemplated hereby.  For the avoidance of doubt, it shall not be a condition precedent to Buyer’s obligation to close the transactions contemplated hereby that it obtain any form of financing.

6.2.
Seller’s Conditions Precedent.  The obligations of the Seller to consummate the transactions to be performed by it in connection with a Closing are, in all respects, subject to satisfaction (or waiver by the Seller) of the condition precedent that the representations and warranties of the Buyer set forth in Article 4.2 shall be true and correct in all material respects as of the relevant Closing Date with the same force and effect as if such representations and warranties had been made at and as of such Closing Date.

Exhibit 10.1 Pipelay Asset Sale Agreement

6.3.
HSR Act.  The obligation of the Buyer to purchase, and the Seller to sell, the Express shall be subject to the condition that the waiting period applicable to the consummation of the sale and purchase of the Express contemplated hereby under the HSR Act, as amended, shall have expired or been terminated, and there shall not be in effect any voluntary agreement between the Seller and the Federal Trade Commission or the Department of Justice pursuant to which the Seller has agreed not to consummate the sale of the Express for any period of time.

7.	CLOSING(S)

7.1.
Closing.  Subject to the other terms and conditions of this Agreement, the Seller shall sell (or cause its Affiliates to sell) and the Buyer shall purchase the Assets, and each Closing shall be held in Houston, Texas at the Seller’s offices at 400 N. Sam Houston Parkway E, Houston, Texas 77060, or such other location agreed by the Parties.  The Express Closing shall take place on a Business Day nominated in writing by the Seller (the “Express Closing Date”), which shall be a date on or before the Outside Date applicable to the Express Closing.  The Caesar Closing shall take place on a Business Day nominated in writing by Seller (the “Caesar Closing Date”) which shall be a date on or before the Outside Date applicable to the Caesar Closing. The Seller shall provide the Buyer with five (5) calendar days’ approximate notice and three (3) days’ definite notice of when the Seller intends to deliver the Assets subject to the relevant Closing.

7.2.
Documents to be Delivered by Seller and Buyer.  On the applicable Closing Date, representatives of the Seller and the Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Assets.

(a)
Seller’s Deliveries.  Simultaneously with the Seller’s receipt of the Closing Payment relating to such Closing Date and delivery of the items listed in Article 7.2(b), the Seller shall deliver, or cause its Affiliates to deliver, to the Buyer the following in respect of the relevant Assets:

1.
An executed (and, if necessary, notarized and/or apostilled) Bill of Sale for the applicable Vessel and, if applicable, the Onshore Equipment in a form acceptable for recording at the country in which the Buyers are to register the Vessels (the “Bills of Sale”).  The Seller must be informed of the Country at least fourteen (14) Business Days prior to the Closing Date;

2.	An excerpt of a resolution of the board of directors of the Seller approving the terms of this Agreement and the transactions contemplated herein, certified by the Secretary of Seller;

3.
A certified copy of a Certificate of Incumbency by the Secretary of the Seller (or the equivalent document in the country of incorporation of the Seller) showing a list of the current directors and officers of the Seller, with a certified copy in English;

4.
Any non-proprietary technical or regulatory documentation pertaining to the relevant Assets which the Seller may have in its possession and which is not already aboard the Vessel, including applicable class certificates, class attestations, loadline certificates, radio licenses, and engineering drawings; provided, however that the Seller does not represent that (a) it has in its possession (or shall have in its possession at Closing) any such documentation, (b) any documentation that it does have (or may have at Closing) is (or shall be) current, valid or correct, and (c) the applicable Vessel is (or shall be) capable of obtaining any needed documentation; provided further that the Seller shall have no obligation to seek, obtain or deliver to the Buyer any documentation which is not in its possession at Closing.  The Buyer shall also be entitled to retain a hard copy of the Vessel’s preventive maintenance records, provided that this documentation may be provided to the Buyer’s representatives either onboard the Vessel or at the onshore location of the documentation;

Exhibit 10.1 Pipelay Asset Sale Agreement

5.	A certified copy of a Transcript of Register (or equivalent) for the relevant Vessel dated no more than five (5) Business Days prior to the Closing Date; and

6.	A release of each mortgage on the Vessel, in form acceptable for recording in the flag state of the applicable Vessel, executed by the mortgagee and notarized (if necessary).

7.	Reasonable evidence of the release of any security interests or Liens on Onshore Equipment or the insurances or earnings of the Vessel.

(b)
Buyer’s Deliveries.  Simultaneously with delivery of the respective Assets as contemplated herein  and the items set forth in Article 7.2(a), the Buyer shall make the relevant Closing Payment to the Seller in full and free of bank charges in accordance with Article 3.3 and 3.4, and shall deliver to the Seller the following in respect of the Assets:

1.
A receipt from the bank of the Buyer evidencing the irrevocable and unconditional transfer of the Closing Payment to the Seller’s Bank Account (provided that, for the avoidance of doubt, Closing respecting any Asset shall not take place until the relevant Closing Payment has been received into the Seller’s Bank Account);

2.	A Certificate of Good Standing of the Buyer in English (or the equivalent documents in the country of incorporation of the Buyer);

3.
Certified copies of Certificate of Incumbency for the Buyer (or the equivalent documents in the country of incorporation of the Buyer) showing a list of the current directors and officers of the Buyer;

4.	Certified resolutions of the board of directors of the Buyer approving the terms of this Agreement and the transactions contemplated herein; and

5.
If applicable, an original Power of Attorney in English of the Buyer, duly notarized, authorizing the Buyer’s appointed representatives to execute all necessary documents and take all necessary action in order to purchase the Assets from the Seller;

Provided that items 3, 4 and 5 above shall not be required for the Caesar Closing

7.3.	Outside Date.

(a)
In the event that a Closing does not occur on or before the relevant Outside Date or Extended Outside Date (as applicable), for whatever reason (save as provided in paragraph (b) and/or (c) below, or Article 9.1), either Party may terminate this Agreement by providing written notice to the other, in which case the Deposit (together with any interest accrued thereon) shall be retained by the Seller.

(b)
In the event that a Closing is not able to occur on or before the relevant Outside Date by reason of a breach of this Agreement by the Seller, the Parties hereby agree that the applicable Closing Date shall be extended by a period of ten (10) Business Days (an “Extended Outside Date”) in order to allow the Seller time to cure such breach and proceed to Closing.

(c)
In the event that a Closing does not occur on or before the relevant Extended Outside Date by reason of a breach of Seller’s obligations hereunder to consummate the transaction contemplated hereby, the Buyer may terminate this Agreement by providing written notice to the Seller, in which case the Deposit together with any interest accrued thereon shall be returned to the Buyer within five (5) Business Days thereafter and (save for any claims under Articles 10.1(a), 10.1(b) and/or 10.2(b)) neither Party shall have any claim of whatever nature against the other.

Exhibit 10.1 Pipelay Asset Sale Agreement

8.	DELIVERY AND POST-CLOSING MATTERS

8.1.
Concurrently with the delivery of Bills of Sale for the Assets, (i) the Seller shall deliver to the Buyer, and the Buyer shall accept from the Seller, the Assets, and (ii) each Party shall acknowledge such delivery and acceptance by executing and delivering the Protocol of Delivery and Acceptance.  The risk of loss, and title to the Assets, shall pass to the Buyer as of the Closing Time.

8.2.
The Vessels, except for the stinger for Caesar, shall be delivered at their location as of the relevant Closing Date, in international waters. The stinger for Caesar and the Onshore Equipment shall be delivered at Seller’s facility at Ingleside, Texas. Seller shall be responsible at its cost to remove its personnel from the Vessels.  Buyer shall be responsible at its cost for transporting its personnel to the Vessels.

8.3.
Buyer shall take control of the Assets after Seller confirms that the relevant Closing Payment has been received into Seller’s Bank Account, at which time Buyer may move the relevant Assets from the delivery locations.

8.4.
Upon delivery of the Assets pursuant to Article 8.1 above, the Buyer shall within thirty (30) days alter all markings on the Vessels accordingly and shall remove any prominent Helix Mark from the Assets and use its reasonable efforts to remove all other Helix Marks from the Assets.

8.5.
The Buyer shall be responsible for obtaining any licenses, permits and other similar governmental or other authorizations as well as for filing appropriate documentation as required by the laws of the country in which the Assets are located, in relation to the movement of any Asset from and after the Closing.  This includes but is not limited to customs declarations, authorizations, permits and licenses.

8.6.
The Buyer shall, no later than thirty (30) calendar days after a Closing and at its sole cost and expense remove all Assets that are located as of such Closing onshore at the Seller’s premises at Ingleside, Texas.  If the Buyer has not removed such equipment after the said period of thirty (30) days, the Buyer acknowledges and agrees that the Seller has the right to dispose of the said equipment in any manner it sees fit.  Such disposal and the cost of storage until such time that the equipment is suitably disposed shall be at the Buyer’s cost. Seller agrees that it shall provide such advice as may be reasonably requested by  Buyer in connection with Buyer’s reattachment of the stinger to the Caesar.

8.7.
The Buyer agrees to provide to the Seller and the Seller agrees to provide to the Buyer, all requisite documentation and assistance as may be required for completion of any customs procedures and formalities associated with this sale.

8.8.	[Intentionally Omitted].

8.9.
 For a period of two (2) years following the Express Closing Date, but only if the Express Closing occurs, Seller, on behalf of itself and its Affiliates, agrees not to purchase, build, charter, manage or operate any vessel that has capabilities substantially similar to those of either of the Vessels, provided that the foregoing shall not apply to the current assets of Canyon.

8.10.
If the Buyer pays to the Seller the complete Express Closing Payment at the Express Closing, Seller agrees that it shall waive Equipment Rent accruing from the date the Deposit is made until the Express Closing Date,. For the avoidance of doubt, the foregoing waiver shall not apply to any Additional Costs, whether the Express Closing occurs or not. If this Agreement is terminated, or the Express Closing does not occur for any reason, such accrued Equipment Rent shall be due and payable immediately upon termination of the Agreement.

Exhibit 10.1 Pipelay Asset Sale Agreement

9.	TOTAL LOSS; PARTIAL LOSS

9.1.
Total Loss.  If (a) during the period between the date of this Agreement and the Express Closing , there is an actual total casualty loss, constructive total casualty loss or compromised total casualty loss (collectively, a “Total Loss”) of Express, and (b) during the period between the date of this Agreement and the Caesar Closing, there is a Total Loss of the Caesar, this Agreement shall terminate and neither Party shall have any further claim of whatsoever nature against the other.

9.2.	Partial Loss.

(a)
If during the period between the date of this Agreement and the applicable Closing Time, the Assets subject to such Closing suffer a Partial Loss, then the terms of this Article 9.2 shall apply and the Seller shall provide written notice to the Buyer of such Partial Loss.

(b)
The Parties agree that the Seller shall not be required to remedy De Minimis Losses, whether pursuant to Articles 5.1 or 9 or otherwise.  In respect of Partial Losses other than De Minimis Losses, the following provisions of this Article 9.2 shall apply.

(c)
At the time of giving the notice referred to in paragraph (a) above, the Seller shall either (i) notify the Buyer that the Seller will perform the work reasonably necessary to repair the Partial Loss (“Repair Work”), or (ii) notify the Buyer that the Seller does not intend to perform the Repair Work, in which case the provisions of Articles 9.2(d) and 9.2(e) shall apply.

(d)
If the Seller notifies the Buyer that it does not intend to perform the Repair Work, and the Parties are able to agree in writing on the costs of such Repair Work or (subject to the last sentence hereof) other acceptable Sale Price reduction within ten (10) Business Days of the Buyer’s receipt of notice under paragraph (a) above, the Sale Price shall be reduced by such agreed amount and the sale shall be completed as soon as reasonably practicable. Solely for the purpose of this provision, if either of the Vessels suffers a Total Loss, the Sale Price shall be reduced by USD 138,250,000  if the affected Vessel is the Caesar, and by USD 100 million if the affected Vessel is the Express.

(e)
If the Seller notifies the Buyer that it does not intend to perform such Repair Work, and the Parties are unable to agree in writing on the costs of the Repair Work or (subject to Article 9.2(d)) other acceptable Sale Price reduction within the time period specified in Article 9.2(d), then the Parties shall mandate London Offshore Consultants to assess the reasonable cost of carrying out such Repair Work.  London Offshore Consultants shall provide an assessment of such cost with reasons and the Parties agree that such amount shall constitute the amount for the Repair Work in question and such assessment shall be final and binding upon both Parties and the Sale Price shall be reduced by such amount and the sale shall be completed as soon as reasonably practicable.

(f)
If, under Article 9.2(d), London Offshore Consultants is required to assess any damage to the Assets and quantify the cost of any Repair Work, London Offshore Consultants shall be instructed jointly by the Parties to carry out such assessment and quantification, such appointment expressly to require London Offshore Consultants to act impartially when carrying out such assessment and quantification.  The cost of any such appointment is to be shared equally between the Parties.

(g)
If any Repair Work respecting a Vessel shall, in the reasonable estimate of London Offshore Consultants, take longer than three (3) months, the Buyer shall have the right to extend the Outside Date with respect to such Vessel until such time as the Seller has either completed such Repair Work or has notified Buyer of its election under Section 9.2(c)(ii) respecting such Repair Work. In such event, the Buyer shall purchase the Vessel unaffected by such Repair Work on or before the original Outside Date in accordance with the allocation of the Purchase Price set forth in Section 9.2(d).

Exhibit 10.1 Pipelay Asset Sale Agreement

10.	INDEMNITY AND LIABILITY

10.1.
Buyer’s Indemnities.  The Buyer Group  shall defend, release, indemnify and hold harmless the Seller’s Group from and against all liens, claims, demands, causes of action, liability, damages, costs, expenses and losses (including attorneys’ fees) (collectively, “Damages”) which arise out of or in connection with:

(a)	injury to, illness or death of any member of the Buyer’s Group; and/or

(b)	loss of or damage to the property of any member of the Buyer’s Group (including the Assets on or after the Closing Time); and/or

(c)	the presence of employees, subcontractors, invitees, customers and/or agents of the Buyer or its Group on the Vessels; and/or

(d)	the Assets or the operation of the Assets to the extent the alleged event giving rise to such claim occurred on or after the Closing Time; and/or

(e)
any breach of any of the representations or warranties made by the Buyer in Article 4.2 or any breach by the Buyer of any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.2.
Seller’s Indemnities.  Subject to Article 10.1 above and the other provisions of this Agreement, including Articles 4.1 and 11, the Seller shall release, indemnify, defend and hold the Buyer harmless from and against any Damages arising out of or in connection with:

(a)	claims made against the Assets in rem which have been incurred prior to the relevant Closing Time for such Assets; and/or

(b)
any breach of any of the representations or warranties made by the Seller in Article 4.3 or any breach by the Seller of any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.3.	General Indemnity and Liability Provisions.

(a)	Application of Indemnities.

(i)
No person shall be entitled to rely on or enforce any indemnity or any exclusion or limitation of liability contained in this Agreement to recover (or exclude or limit that person’s liability in respect of) any losses caused by that person’s Gross Negligence or Wilful Misconduct, or by the Gross Negligence or Wilful Misconduct of any other person within the same Group.

(ii)
Subject only to paragraph (i) above, all of the indemnities, allocations of risk, limitations and exclusions of liability and other agreements contained in this Article 10 or elsewhere in this Agreement shall apply (to the extent permitted by law) notwithstanding the negligence of any person or party, strict liability, liability imposed by statute, or any other breach of obligation of any person or any other event or condition.  Indemnified Parties (as defined in paragraph (c) below) shall be entitled to reasonable attorneys’ fees incurred in asserting or enforcing the indemnities granted herein.

(b)
Damages Waiver.  In no event shall either the Seller, on the one hand, or the Buyer, on the other, be liable to the other (or to any other party claiming indemnification hereunder) for any loss of use, loss of revenue, profit or anticipated profit, delay, business interruption and other similar losses, whether direct or indirect, and any indirect or consequential losses, or special or punitives damages, whatsoever.

Exhibit 10.1 Pipelay Asset Sale Agreement

(c)
Recouped Amount.  If, after an indemnity payment (an “Indemnity Payment”) is made under this Article 10 by a Party owing a duty of indemnification hereunder (an “Indemnifying Party”) to a party claiming indemnification (an “Indemnified Party”), any Indemnified Party receives, directly or indirectly, any refund, rebate, credit, settlement or other payment or amount from any person relating to such Indemnity Payment (a “Recouped Amount”) which was not included in the Indemnifying Party’s favor when calculating the Indemnity Payment, the Indemnified Party shall promptly inform the Indemnifying Party and pay an amount equal to the Recouped Amount to the Indemnifying Party.  In addition, if any Indemnified Party becomes aware of circumstances that could reasonably give rise to a Recouped Amount, the Indemnified Party shall promptly so notify the Indemnifying Party and shall use reasonable efforts to collect and obtain such potential Recouped Amount.

(d)
Indemnification Notices for Claims.  If any Indemnified Party is seeking indemnification under this Agreement from an Indemnified Party, the Indemnified Party shall give prompt written notice of the claim to the Indemnifying Party describing in reasonable detail the nature of the claim, an estimate of the loss or damages attributable to the claim (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification hereunder.

11.	TAXES AND FEES

11.1.	Apportionment of Tax Liabilities.

(a)	The Seller shall bear all income taxes and capital gains taxes assessed on account of this sale.

(b)
If any sales tax is chargeable on the Sale Price of the Assets, the Seller shall submit to the Buyer a sales tax invoice and the Buyer shall pay the Seller the amount of such tax on presentation to the Buyer of such invoice.  Seller agrees to cooperate reasonably with Buyer to minimize such taxes,

(c)
The Buyer shall bear all other Taxes including all transfer, registration, customs duties, stamp duties, fees, import, excise and any other type of Taxes, fees and charges which are assessed on account of or in connection with the sale or a deemed importation of the Assets as a result of or in connection with the sale, whether or not levied directly upon the Buyer or an Affiliate of the Buyer, and the Sale Price shall be net of such amounts.  As used herein, the expression “Taxes, fees and charges” shall include fines, penalties and any interest with respect to Taxes, fees and charges.

11.2.
Seller’s Tax Indemnity to Buyer.  The Seller shall be liable for and shall indemnify the Buyer and the Buyer’s Affiliates against any and all Damages arising out of or relating to any Tax for which the Seller is responsible under Article 11.1.

11.3.
Buyer Group’s Tax Indemnity to Seller.  The Buyer Group shall be liable for and shall indemnify the Seller and the Seller’s Affiliates against any and all Damages arising out of or relating to any Tax for which the Buyer is responsible under Article 11.1.

11.4.
Registry Fees.  Any fees and expenses in connection with the registration under Buyer’s flag shall be for Buyer’s account, whereas similar charges in connection with the closing of the Seller’s registry shall be for Seller’s account.

12.	CHOICE OF LAW AND VENUE

Exhibit 10.1 Pipelay Asset Sale Agreement

12.1.
Choice of Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the General Maritime Law of the United States, and to the extent they are not applicable, the laws of the State of Texas without regard to its rules of conflict of laws that would require the application of laws of a different jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION (THE “CHOSEN COURT”), FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES NOT TO COMMENCE ANY SUCH PROCEEDINGS EXCEPT IN THE CHOSEN COURTS.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN THE CHOSEN COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.	COST OF THE TRANSACTION; AGENCY FEES

13.1.
Whether or not the transactions contemplated hereby shall be consummated, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement.

14.	NOTICES

14.1.
All notices and other communications (“Notices”) under this Agreement shall be in writing and shall be marked for the attention of the person, and sent to the address, or fax number, given in this Article (or such other address, fax number or person as the recipient may notify the other party in accordance with the provisions of this Article) and shall be delivered personally, or sent by fax, or by international courier service.

14.2.	A Notice shall be deemed to have been given:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of delivery by international courier service, two (2) Business Days after being delivered into the custody of such service; and

if deemed receipt under the previous paragraphs of this Article 14.2 is not within business hours of the place of receipt (meaning 9 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.  To prove service it is sufficient to prove that the Notice was transmitted by fax to the fax number of the party or, in the case of international courier service, that the envelope containing the notice was properly addressed and delivered to the courier company.

14.3.	The addresses for service of Notice are:

Exhibit 10.1 Pipelay Asset Sale Agreement

Seller:

Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway E, Suite 400
Houston, Texas 77060
Attn:  Senior Vice President –Finance and Chief Accounting Officer
Fax number:  281 618 0505
with copies to:
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway E, Suite 400
Houston, Texas 77060
Attn:  General Counsel
Fax number:  281 618 0505

Buyer:

Coastal Trade Limited
15 Hoe Chiang Road
#19-01
Tower Fifteen
Singapore 089316
Attn:  Director – Jeffrey Pang
Fax number:
with copies to:
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attn:  David Jungman
Fax number:  (713) 276-6603

15.	ENTIRE AGREEMENT

15.1.
This Agreement, and any documents referred to in it, and the Confidentiality Agreement, constitute the entire agreement between the Parties and supersede any arrangement, understanding or previous agreement between them relating to the subject matter they cover.  Each Party acknowledges that in entering into this Agreement, and any documents referred to in it, does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.  Nothing in this Article 15 operates to limit or exclude any liability for fraud.

Exhibit 10.1 Pipelay Asset Sale Agreement

16.	PUBLICITY

16.1.
Unless the Buyer has obtained the prior written consent of the Seller or the Seller has already publicly disclosed the information that the Buyer intends to disclose, the Buyer agrees to treat as confidential all documents and other information which it may obtain in connection with this Agreement and shall not make any broadcast, press release, advertisement, public disclosure or other public announcement or statement with respect to this Agreement, including the Sale Price, the Assets or the existence or any of the terms or conditions hereof, unless required by law or the rules of any stock exchange.  However, the Seller or its Affiliates may disclose such information without the Buyer’s prior written consent in the public reports of Seller to the extent the Seller or its Affiliates believe that it is necessary or prudent to do so.  In addition, Buyer shall, subject to it first having paid the Deposit, be permitted to bid for work for the Vessels with third parties prior to the Closing Date provided that such work does not commence prior to the Closing Date and provided further that the Buyer shall have no right to encumber the Vessel or bind or purport to bind any of the Seller Group in any manner.

17.	GENERAL

17.1.
The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

17.2.
Save as provided in Articles 10 and 11, this Agreement and the documents referred to in it are made for the benefit of the Parties and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

17.3.	No amendment or addition to this Agreement shall be valid unless agreed in writing by each of the Parties hereto.

17.4.
This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

17.5.
The provisions of Articles 10, 11, 12, 13, 14, 15, 16 and this Article 17.5 and any other provisions which, due to their nature should reasonably be expected to survive, shall survive any termination of this Agreement.

17.6.
The Seller and the Buyer hereby represent to each other that neither owes a brokerage commission or finder’s fee in connection with the sale of the Assets and that no such broker’s commission or any other type of finder’s fee will be paid or owed by either party in connection with the sale of the Assets.  Each party hereby represents to the other that each party will hold the other harmless from and against any claims for broker’s commission, finder’s fees or similar compensation to the extent that any such party is in breach of the foregoing representations.

[Remainder of Page Intentionally Left Blank.]

Exhibit 10.1 Pipelay Asset Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

HELIX ENERGY SOLUTIONS GROUP, INC. By: /s/ Owen Kratz Name: Owen Kratz Title: President and Chief Executive Officer	COASTAL TRADE LIMITED By /s/ Jefferey Pang Name: Jefferey Pang Title: Director

Exhibit 10.1 Pipelay Asset Sale Agreement

Schedule 1

Part A – Onshore Equipment

Part B – Onboard Equipment

Part C – Excluded Assets

Exhibit 10.1 Pipelay Asset Sale Agreement

Schedule 2:

Protocol of Delivery and Acceptance

We, the undersigned, [SELLER], a company organized and existing under and by virtue of the laws of the State of Delaware (the “Seller”), declare to have delivered, and we, the undersigned, [●], a company registered in [●] (the “Buyer”), declare to have accepted, in accordance with the terms and conditions of the Pipelay Asset Sale Agreement dated [●] 2012 by and between Buyer and Helix Energy Solutions Group, Inc. (the “Agreement”), the “Caesar/Express”, together with all equipment and spare parts to be delivered with it, all as more particularly described in the Agreement at ____ a.m./p.m. Central Standard Time on this _____ day of  ________ 2013.

[SELLER] By: _____________________________ Name: __________________________ Title: ___________________________	[●] By:_____________________________ Name: __________________________ Title: ___________________________

Exhibit 10.1 Pipelay Asset Sale Agreement

Schedule 3:

Letter of Indemnity

TO: Helix Energy Solutions Group, Inc.

400 N. Sam Houston Parkway E

Houston, Texas 77060

Dear Sirs,

“Caesar/Express” (the “Vessel”)

We hereby agree that attendance on board the Vessel by our representatives is at our sole risk and expense.  Further, in consideration of your allowing our representatives [        ] and [         ] to attend on board the Vessel, we undertake and confirm that [       ] and [       ] will at all times be covered fully by applicable insurance policies placed by ourselves and we further undertake to make no claim of any nature whatsoever against you (or your related companies or your or their employees or agents), whether or not such claim be occasioned by your or their negligence, act, omission or default.

We further undertake to indemnify you (and your related companies and your and their employees and agents) against any claims whatsoever (including death), liabilities, loss, damage, costs and/or expenses which you (and them) may incur, suffer or be put to arising out of any act, negligence, omission or default by [        ] and [         ] whilst on board the Vessel.

In addition, we undertake to indemnify you (and your related companies and your and their employees and agents) and insure you (and them) against claims of any kind which may be made by [          ] and [         ] or their relations or representatives.

This Letter of Indemnity is to be construed in accordance with the General Maritime Law of the United States and any disputes arising hereunder are subject to the non-exclusive jurisdiction of the courts sitting in Harris County, Texas.

Yours faithfully,

for and on behalf of

[                               ]

Exhibit 10.1 Pipelay Asset Sale Agreement

Waiver, Release and Indemnity Agreement [to be signed by individuals]

In consideration for permitting me, [individual’s name], to work on the “Caesar/Express”, I hereby voluntarily release, discharge, waiver and relinquish any and all actions or causes of action for any personal injury, property damage, or wrongful death occurring to me or arising as a result of engaging in said activity, any activity incidental thereto wherever or however the same may occur, I, for myself, my heirs, executors, administrators and assigns hereby, release, waiver, discharge, and relinquish, any action or cause of action, aforesaid, which may hereafter arise for me and my estate, and agree that under no circumstance will I or my heirs, executor, administrators, and assigns, prosecute Helix Energy Solutions Group, Inc., its related companies or its or their directors, officers, employees or agents for any said causes of action whether the same shall arise by the negligence of said persons or otherwise.

IT IS MY INTENTION BY THIS INSTRUMENT TO EXEMPT AND RELIEVE HELIX ENERGY SOLUTIONS GROUP, INC., ITS RELATED COMPANIES AND ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ALL LIABILITY FOR PERSONAL INJURY, PROPERTY DAMAGE, OR WRONGFUL DEATH CAUSED BY NEGLIGENCE.

Participant

Date

Witness

Date

Exhibit 10.1 Pipelay Asset Sale Agreement